Exhibit 10.2

ADVISORY AGREEMENT

DATED AS OF APRIL 21, 2014

BY AND AMONG

CITY OFFICE REIT, INC.,

a Maryland corporation,

CITY OFFICE REIT OPERATING PARTNERSHIP, L.P.,

a Maryland limited partnership,

and

CITY OFFICE REAL ESTATE MANAGEMENT, INC.,

a British Columbia corporation

ii

Section 25.	No Waiver; Cumulative Remedies	25

Section 26.	Headings	25

Section 27.	Counterparts	25

Section 28.	Severability	25

Section 29.	Gender	25

iii

ADVISORY AGREEMENT

This ADVISORY AGREEMENT is made as of April 21, 2014 (the “Effective Date”) by and among CITY OFFICE REIT, INC., a Maryland corporation (the “Company”), City Office REIT Operating Partnership, L.P. (the “Operating Partnership”) and CITY OFFICE REAL ESTATE MANAGEMENT INC., a British Columbia corporation (together with its permitted assignees, the “Advisor”).

WHEREAS, the Company is a corporation that intends to elect, and to qualify, to be taxed as a REIT for federal income tax purposes; and

WHEREAS, the Company is the sole general partner of the Operating Partnership through which the Company intends to hold substantially all of the assets and conduct substantially all of its business;

WHEREAS, the Company, on behalf of itself and each of the Subsidiaries, including the Operating Partnership, desires to retain the Advisor to provide management and advisory services to them on the terms and conditions hereinafter set forth, and the Advisor wishes to be retained to provide such services.

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1. Definitions. The following terms have the following meanings assigned to them:

(a) “Acquisition Fee” means (A) a fee equal to 1.0% of the gross purchase price of each property acquired by the Company during the preceding calendar month (other than in connection with the initial properties being contributed to the Operating Partnership or another Subsidiary in connection with the Initial Public Offering or properties acquired by a Joint Venture) plus (B) with respect to each property acquired by a Joint Venture during the preceding calendar month, a fee equal to the product of (1) the Company’s or a Subsidiary’s beneficial ownership interest in the Joint Venture and (2) 1.0% of the gross purchase price of each property acquired (other than in connection with the initial properties being contributed to the Operating Partnership or another Subsidiary in connection with the Initial Public Offering), which amount shall be payable at the closing of such acquisition.

(b) “Administration Agreement” means that certain Administration Agreement, dated on or about the date hereof, by and between the Advisor and Second City Capital II Corporation, a British Columbia corporation.

(c) “Advisers Act” means Investment Advisers Act of 1940, as amended.

(d) “Advisory Fee” means the base management fee, calculated and payable in cash in arrears on a monthly basis, in an amount equal to 1/12 of the sum of (i) 0.5% multiplied by the value (at the price offered at the Initial Public Offering) of common units and Common Stock that the Second City Group receives in connection with the Initial Public Offering and (ii) 1.0% multiplied by the sum of (x) the net proceeds of the Initial Public Offering minus any written-off financing costs minus distributions for costs in connection with the transactions described by the Formation Transaction Documentation plus (y) the difference, if any, between (A) the stockholders’ equity and non-controlling interest in the Operating Partnership (pursuant to the financial statements of the Operating Partnership) as of the calculation date plus accumulated depreciation (calculated in accordance with GAAP) as of the calculation date less the accumulated depreciation (calculated in accordance with GAAP) as of the date immediately following completion of the Initial Public Offering and (B) the stockholders’ equity and non-controlling interest in the Operating Partnership (pursuant to the financial statements of the Operating Partnership) immediately following the completion of the Initial Public Offering.

(e) “Advisor” has the meaning set forth in the first paragraph of this Agreement.

(f) “Advisor Indemnified Party” has the meaning set forth in Section 11(a) of this Agreement.

(g) “Affiliate” means (i) any Person directly, or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer or general partner of such other Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) or such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.

(h) “Agreement” means this Advisory Agreement, as amended, restated or supplemented from time to time.

(i) “Bankruptcy” means, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing to an involuntary petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(j) “Board of Directors” means the Board of Directors of the Company.

(k) “Bound Party” has the meaning set forth in Section 19(a) of this Agreement.

(l) “Business Day” means any day, except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

(m) “City Office Property” has the meaning specified in Section 20(c) of this Agreement.

(n) “Code” means the Internal Revenue Code of 1986, as amended.

(o) “Code of Conduct” has the meaning set forth in Section 7(d) of this Agreement.

(p) “Core FFO” for any period means the consolidated net income (loss) of the Company and its Subsidiaries for such period in conformity with GAAP and without reduction for minority interests, excluding (a) the write-off of unamortized deferred financing fees, (b) prepayment fees, premiums and penalties to extinguish any debt, (c) gains or losses from sales of property (other than from sales of properties acquired with the initial intent to hold for sale), (d) non-cash asset impairment charges and (e) extraordinary items in accordance with and as defined by GAAP, plus depreciation and amortization of real property assets, the value of any stock based compensation distributed by the Company and its Subsidiaries and any costs incurred by the Company and its Subsidiaries in connection with the acquisition of property and after adjustments for unconsolidated partnerships and joint ventures (it being understood that the accounts of the Subsidiaries shall be consolidated only to the extent of the Company’s proportionate interest therein).

(q) “Core FFO Test” shall have the meaning set forth in Section 8(c).

(r) “Change of Control” means the direct or indirect acquisition by any Person, or group of Persons, acting jointly or in concert, of voting control or direction over more than 50% of the votes attaching, collectively, to the outstanding voting shares of the Company or the Advisor, as applicable.

(s) “Common Stock” means shares of the Company’s common stock, par value $0.01 per share.

(t) “Company” has the meaning set forth in the first paragraph of this Agreement.

(u) “Company Account” has the meaning set forth in Section 5 of this Agreement.

(v) “Company Indemnified Party” has the meaning set forth in Section 11(b) of this Agreement.

(w) “Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable or redeemable for Common Stock, including Partnership Common Units, but excluding Options.

(x) “Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

(y) “Equity Grant” has the meaning set forth in Section 9(c) of this Agreement.

(z) “Event of Default” means, with respect to any Person, (a) Bankruptcy; (b) such Person engages in any act of fraud, misappropriation of funds, or embezzlement that results in direct, uncompensated harm to the Company or any of the Subsidiaries or the Advisor, as the case may be; (c) an event of any bad faith, willful misconduct or gross negligence on the part of such Person in the performance of its duties under this Agreement that results in direct, uncompensated harm to the Company or any of the Subsidiaries or the Advisor, as the case may be; (d) the dissolution of such Person, (e) the conviction of such Person of a felony (including a plea of nolo contendere); or (e) the material breach of this Agreement by such Person or its agents or assignees; provided, however, that with respect to a material breach, an Event of Default shall not be deemed to have occurred until such Person shall have been provided with written notice specifying such breach and such Person fails to cure such breach within 30 days after the receipt thereof (or, if such breach is not capable of being cured within such 30 days period, the lesser of (1) 90 days or (2) such longer period as may be necessary, provided in respect of clause (1) or (2) that the Person is diligently pursuing such cure).

(aa) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(bb) “Expenses” has the meaning set forth in Section 9(a) of this Agreement.

(cc) “Fair Market Value” as of any date, means the value of one share or unit of Common Stock, Preferred Stock or OPCO Equity, as the case may be, determined as follows:

(i) If the shares are then listed on a National Securities Exchange (as such term is used in Section 6(a) of the Securities Exchange Act of 1934, as amended), the closing sales price per share on the exchange for the last preceding date on which there was a sale of shares on such exchange;

(ii) If the shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for the shares in such over-the-counter market for the last preceding date on which there was a sale of such shares on such market; or

(iii) If neither (i) nor (ii) applies, such value as the Compensation Committee of the Company as duly appointed by the Board of Directors in its discretion may in good faith determine.

(dd) “Fiscal Quarter” means each of the periods from January 1 to March 31, inclusive; April 1 to June 30, inclusive; July 1 to September 30, inclusive; and October 1 to December 31, inclusive, of each applicable calendar year.

(ee) “Formation Transaction Documentation” means the contribution agreements and related documents and agreements pursuant to which the REIT shall acquire certain properties and/or equity interests from CIO REIT Stock Limited Partnership and the Operating Partnership shall acquire certain properties and/or equity interests from SCLP, CIO OP Limited Partnership, the Company, SCGP, Gibralt and GCC Amberglen Investments LP in connection with the Initial Public Offering.

(ff) “Fully-Diluted Market Capitalization” means

(i) the Fair Market Value of one share of Common Stock multiplied by the number of shares of Common Stock issued and outstanding; plus

(ii) the Fair Market Value of one share of Common Stock multiplied by the maximum number of shares of Common Stock issuable pursuant to any outstanding Options or Convertible Securities that are (1) held by any Person other than the Company or a Subsidiary of the Company and (2) In-the-Money; minus the aggregate consideration payable to the Company upon the exercise, conversion and/or exchange of such Options or Convertible Securities; plus

(iii) the Fair Market Value of one share of Preferred Stock multiplied by the number of shares of such Preferred Stock issued and outstanding; plus

(iv) the Fair Market Value of one share of Preferred Stock multiplied by the maximum number of shares of such Preferred Stock issuable pursuant to any outstanding Preferred Options or Preferred Convertible Securities that are (1) held by any Person other than the Company or a Subsidiary of the Company and (2) In-the-Money; minus the aggregate consideration payable to the Company upon the exercise, conversion and/or exchange of such Preferred Options or Preferred Convertible Securities; plus

(v) the Fair Market Value of one unit of OPCO Equity multiplied by the number of units of such OPCO Equity issued and outstanding; plus

(vi) the Fair Market Value of one unit of OPCO Equity multiplied by the maximum number of units of such OPCO Equity issuable pursuant to any outstanding OPCO Options or OPCO Convertible Securities that are (1) held by any Person other than the Company or a Subsidiary of the Company and (2) In-the-Money; minus the aggregate consideration payable to the Company upon the exercise, conversion and/or exchange of such OPCO Options or OPCO Convertible Securities.

(gg) “Gibralt” means Gibralt US, Inc., a Colorado corporation.

(hh) “Governing Instruments” means, with regard to any entity, the articles or certificate of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles or certificate of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended, restated or supplemented from time to time.

(ii) “Guidelines” has the meaning set forth in Section 2(b)(i) of this Agreement.

(jj) “Indemnitee” has the meaning set forth in Section 11(b) of this Agreement.

(kk) “Indemnitor” has the meaning set forth in Section 11(c) of this Agreement.

(ll) “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Advisor or any Person directly or indirectly controlling or controlled by the Advisor, and who are otherwise “independent” in accordance with the Company’s Governing Instruments and policies and, if applicable, the rules of any national securities exchange on which the Common Stock is listed.

(mm) “Investment Company Act” means the Investment Company Act of 1940, as amended.

(nn) “Initial Public Offering” means the underwritten initial public offering of the Common Stock pursuant to the Registration Statement.

(oo) “Initial Term” has the meaning set forth in Section 14(a) of this Agreement.

(pp) “Internalization Event” means the achievement by the Company for a period of 20 consecutive trading days of a Fully Diluted Market Capitalization of $500,000,000 or more.

(qq) “In-the-Money” means with respect to any security exercisable, convertible into, exchangeable or redeemable for another security, that the amount of consideration payable to the Company upon such exercise, conversion or exchange is less than the Fair Market Value of the security to be received upon such exercise, conversion, exchange or redemption.

(rr) “Investment Committee” means the Advisor’s investment committee that will oversee, advise and consult with respect to the Company’s investment strategy, acquisition of Properties, sourcing, financing and leveraging strategies and compliance with the Company’s Guidelines.

(ss) “Joint Venture” means any Person for which the Advisor provides investment management and advisory services and for which the Company or the Subsidiaries are partial but not sole beneficial owners.

(tt) “Managed Property” has the meaning set forth in Section 20(c) of this Agreement.

(uu) “Offered Investment” has the meaning set forth in Section 20(b) of this Agreement.

(vv) “OPCO Equity” shall mean all Partnership Units, but excluding Options, Convertible Securities, Preferred Options or Preferred Convertible Securities with respect to the Operating Partnership.

(ww) “OPCO Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable or redeemable for OPCO Equity, but excluding OPCO Options.

(xx) “OPCO Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire OPCO Equity or OPCO Convertible Securities.

(yy) “Operating Partnership” has the meaning set forth in the first paragraph of this Agreement.

(zz) “Option” shall mean any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(aaa) “Partnership Common Unit” has the meaning set forth in the Amended and Restated Agreement of Limited Partnership of the Operating Partnership as may be amended or restated from time to time.

(bbb) “Partnership Unit” has the meaning set forth in the Amended and Restated Agreement of Limited Partnership of the Operating Partnership as may be amended or restated from time to time.

(ccc) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(ddd) “Preferred Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable or redeemable for Preferred Stock, but excluding Preferred Options.

(eee) “Preferred Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Preferred Stock or Preferred Convertible Securities.

(fff) “Preferred Stock” shall mean any share of the capital stock of the Company designated as preferred stock.

(ggg) “Principal” or “Principals” means, individually and collectively, James Farrar, Anthony Maretic, Gregory Tylee and Samuel Belzberg.

(hhh) “Property” or “Properties” means any real property which is owned or leased, directly or indirectly, by the Company or any of the Subsidiaries.

(iii) “REIT” means a “real estate investment trust” as defined under the Code.

(jjj) “Registration Statement” means the Company’s Registration Statement on Form S-11 relating to its initial public offering of Common Stock, as amended at the time it is declared effective by the Securities Exchange Commission.

(kkk) “Related Proceedings” has the meaning set forth in Section 24 of this Agreement.

(lll) “Related Judgment” has the meaning set forth in Section 24 of this Agreement.

(mmm) “Renewal Term” has the meaning set forth in Section 14(a) of this Agreement.

(nnn) “SCGP” means Second City General Partner II, L.P., a Delaware limited partnership.

(ooo) “SCLP” means Second City Capital Partners II Limited Partnership, a Delaware limited partnership.

(ppp) “Second City Group” means SCLP, SCGP, CIO OP Limited Partnership, CIO REIT Stock Limited Partnership, Gibralt and any future funds created by the Principals.

(qqq) “Securities Act” means the Securities Act of 1933, as amended.

(rrr) “Specified Courts” has the meaning set forth in Section 24 of this Agreement.

(sss) “Subsidiary” means any subsidiary of the Company; any partnership, the general partner of which is the Company or any subsidiary of the Company; any limited liability company, the managing member of which is the Company or any subsidiary of the Company; and any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity or other beneficial interests is owned, directly or indirectly, by the Company or of the Company.

(ttt) “Suitable Properties” means (x) developed commercial real estate properties (i) where at least 85% of the net rentable area is allocated for office use, (ii) that have leases in place for at least 85% of the net rentable area of the building and (iii) with leases that have, in the aggregate, a weighted average (based on square footage) of at least three years remaining at the time of acquisition or (y) any undeveloped or unimproved real property that is contiguous to a property owned by the Company.

(uuu) “Tenant” has the meaning set forth in Section 19(c) of this Agreement.

(vvv) “Termination Fee” means a fee equal to three times the amount of the Advisory Fees and Acquisition Fees earned by the Advisor for the twelve calendar months immediately preceding the month in which this Agreement is terminated up to a maximum of four percent (4%) of the Fully-Diluted Market Capitalization. For the avoidance of doubt, the calculation of the Termination Fee shall exclude reimbursements.

(www) “Treasury Regulations” means the regulations promulgated under the Code as amended from time to time.

Section 2. Appointment and Duties of the Advisor.

(a) The Company and the Operating Partnership, on behalf of themselves and each of the Subsidiaries, hereby appoints the Advisor to manage the Properties and the day-to-day operations of the Company and each of the Subsidiaries, subject to the further terms and conditions set forth in this Agreement and the Advisor hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Advisor shall be exclusive to the Advisor, except to the extent that the Advisor otherwise agrees, in its sole and absolute discretion, and except to the extent that the Advisor elects, pursuant to the terms of this Agreement, to cause the duties of the Advisor hereunder to be provided by third parties.

(b) The Advisor, in its capacity as manager of the Properties and the day-to-day operations of the Company and the Subsidiaries, at all times shall be subject to the supervision of the Board of Directors and shall have only such functions and authority as the Company may delegate to it, including the functions and authority identified herein and delegated to the Advisor hereby. The Advisor shall be responsible for the day-to-day operations of the Company and the Subsidiaries and shall perform (or cause to be performed) in accordance with the Guidelines (as defined below) such services and activities relating to the Properties and operations of the Company and the Subsidiaries as may be appropriate, including:

(i) serving as the Company’s and the Subsidiaries’ consultant with respect to the periodic review (no less often than annually) of the investment guidelines and other parameters for the acquisition of Properties, financing activities and operations, any modifications to which shall be approved by a majority of the Independent Directors (such guidelines as initially approved and attached hereto as Exhibit A, as the same may be modified, the “Guidelines”), and other policies for approval by the Board of Directors;

(ii) providing (i) executive and administrative personnel, office space and office services required in rendering services to the Company and the Subsidiaries, and (ii) providing to the Company, at the request of the Board of Directors, the services of its senior management team to act as the Company’s chief executive officer, president, chief operating officer, chief financial officer and secretary of the Company;

(iii) advising the Board of Directors on strategic matters, including potential acquisitions, dispositions and financings;

(iv) advising and assisting with borrowing, issuances of securities and other capital raising requirements, including assistance in dealings with banks and other lenders, investment dealers and investors;

(v) administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the Company’s and each Subsidiary’s management as may be agreed upon by the Advisor and the Board of Directors, including, without limitation, the collection of revenues and payment of the Company’s and the Subsidiaries’ debts and obligations and maintenance of appropriate computer services to perform such administrative functions and maintaining and administering separate bank accounts and books of account on behalf of the Company and the Subsidiaries as may be directed by the Board of Directors;

(vi) furnishing reports and statistical and economic research to the Company regarding the Company’s and the Subsidiaries’ activities and services performed for the Company and any Subsidiaries by the Advisor;

(vii) assisting the Company in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(viii) identifying, evaluating, recommending and assisting in the structuring of acquisitions, dispositions, financings and other transactions consistent with the Guidelines;

(ix) with respect to prospective purchases, sales or exchanges of Properties, conducting negotiations on the Company’s and the Subsidiaries’ behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(x) cause the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations.

(xi) developing and implementing business plans and annual budgets and monitoring the Company’s financial performance;

(xii) advising with respect to investor relations strategies and activities;

(xiii) advising with respect to regulatory compliance requirements, risk management policies and any litigation matters;

(xiv) providing guidance to the managers of the Properties with regards to operating expenses, lease negotiation terms and capital expenditures;

(xv) making recommendations with respect to the payment of distributions, including dividends;

(xvi) evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on the Company’s behalf, consistent with the Company’s qualification as a REIT and the Guidelines;

(xvii) supervising the Company’s compliance with the REIT provisions of the Code and the Company’s qualification and maintenance as a REIT, including soliciting required information from stockholders and complying with the applicable provisions of Company’s Governing Instruments;

(xviii) assisting the Company in taking all necessary action to enable the Company to make required tax filings and reports, including soliciting information from stockholders to the extent required by the Code applicable to REITs;

(xix) supervising the preparation of all financial statements, financial reports, management discussion and analysis and other financial information;

(xx) reporting directly to the audit committee of the Board of Directors with respect to all financial matters;

(xxi) supervising the Company’s disclosure policy and reviewing all news releases and other public announcements;

(xxii) assisting the Company with its public financial reporting and disclosure-related responsibilities;

(xxiii) assisting the Company on all strategic and tactical matters as they relate to accounting, budget management, cost benefit analysis, risk management and forecasting needs;

(xxiv) providing guidance on the development of a financial and operational strategy, and the ongoing development and monitoring of control systems designed to preserve the Company’s Properties and reporting of accurate financial results; and

(xxv) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company or the Subsidiaries may become subject arising out of the Company’s or the Subsidiaries’ day-to-day operations (other than with the Advisor), subject to such limitations as may be imposed by the Board of Directors;

(xxvi) using commercially reasonable efforts to cause expenses incurred by the Company or the Subsidiaries (or on their behalf) to be commercially reasonable or commercially customary and within any budgeted parameters or guidelines established by the Board of Directors from time to time;

(xxvii) using commercially reasonable efforts to cause the Company to comply with all applicable laws;

(xxviii) maintaining the Company’s website; and

(xxix) any additional services as may from time-to-time be agreed to in writing by Advisor and the Company for which the Advisor will be compensated on terms to be agreed upon between the Advisor and the Independent Directors of the Company prior to the provision of such services.

(c) The Advisor will maintain the an administration agreement, dated of even date herewith by and between the Advisor and Second City Capital II Corporation (the “Administrator”) pursuant to which the Administrator will provide the Advisor the personnel, services and resources as needed by the Advisor to enable the Advisor to carry out its obligations and responsibilities under this Agreement. The Company and the Operating Partnership shall be named third party beneficiaries of the Administration Agreement.

(d) The parties acknowledge that the Advisor does not currently provide property management, leasing and development services to the Company. The Advisor may enter into agreements with third parties (excluding Affiliates of the Advisor) for the purpose of engaging one or more parties for and on behalf of the Company and the Subsidiaries to provide property management, leasing, and/or development services to the Company and the Subsidiaries, provided that such agreements are approved in advance by the Board of Directors. In the event that the Advisor shall desire to provide property management and/or leasing services to the Company and the Subsidiaries in the future, any such agreements must be approved in advance by the Independent Directors and be at customary market rates.

(e) Subject to oversight by the Board of Directors, the Advisor may retain, for and on behalf and at the sole cost and expense of the Company and the Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, investment banks, valuation firms, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as the Advisor deems necessary or advisable in connection with the management and operations of the Company and the Subsidiaries.

Section 3. Devotion of Time; Additional Activities.

(a) The Advisor shall provide the Company and the Subsidiaries with management personnel (which at the time of the Initial Public Offering shall include, without limitation, a chief executive officer, a president, a chief operating officer, a chief financial officer, and a secretary) and appropriate administration personnel to provide the management services to be provided by the Advisor to the Company and the Subsidiaries hereunder, the members of which team shall devote such portion of their time to the management of the Company and the Subsidiaries as is necessary to enable the Company and the Subsidiaries to operate their businesses. The Advisor shall not be obligated to dedicate itself exclusively to the management of the Company or the Subsidiaries nor shall the Advisor’s personnel be obligated to dedicate any specific portion of their time to the Company; provided, however, that (a) the Advisor devotes sufficient resources to the Company’s business to discharge its obligations to the Company under this Agreement and (b) the chief financial officer of the Company will dedicate substantially all of his or her time to the Company. The Company shall have the benefit of the Advisor’s reasonable judgment and effort in rendering services and, in the furtherance of the foregoing, the Advisor shall not undertake activities that in its reasonable judgment will materially adversely affect the performance of its obligations under this Agreement.

(b) Advisors, partners, officers, employees, personnel and agents of the Advisor or Affiliates of the Advisor may serve as directors, officers, employees, personnel, agents, nominees or signatories for the Company and/or any Subsidiary, to the extent permitted by their respective Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company or the Subsidiaries, such Persons shall use their respective titles in the Company or the Subsidiaries.

Section 4. Agency. The Advisor shall act as agent of the Company and the Subsidiaries in making, acquiring, financing, managing and disposing of Properties, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and, at the request of the Board of Directors, handling, prosecuting and settling any claims of or against the Company and the Subsidiaries, the Board of Directors, holders of the Company’s securities or representatives or properties of the Company and the Subsidiaries.

Section 5. Bank Accounts. The Advisor shall establish and maintain one or more bank accounts in the name of the Company or any Subsidiary (any such account, a “Company Account”), and shall collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account or Company Accounts; and the Advisor shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.

Section 6. Records; Confidentiality. The Advisor shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours upon reasonable advance notice. The Advisor shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to any Person other than to (i) its Affiliates, officers, directors, employees, agents, representatives or advisor who need to know such confidential information for the purpose of rendering services hereunder; (ii) with the prior written consent of the Board of Directors; (iii) to legal counsel, accountants and other professional advisors to the Company; (iv) to appraisers, financing sources and others in the ordinary course of the Company’s business; (v) pursuant to the order of governmental officials having jurisdiction over the Company or any Subsidiary; (vi) in connection with any governmental or regulatory filings of the Company or any Subsidiary or disclosure or presentations to the Company’s stockholders or prospective stockholders; (vii) as required by law or legal process to which the Advisor or any Person to whom disclosure is permitted hereunder is a party; (viii) to the extent reasonably required to perform the services under this Agreement; or (ix) to the extent such information is otherwise publicly available. The foregoing shall not apply to information that has previously become publicly available through the actions of a Person other than the Advisor not resulting from the Advisor’s violation of this Section 6. The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of one year. The Advisor shall cause its agents, representatives and subcontractors to keep confidential any such information to the same degree set forth in this Section 6; provided that with respect to trade secrets, the obligations under this Section 6 shall survive indefinitely.

Section 7. Obligations of Advisor; Restrictions.

(a) The Advisor shall require each seller or transferor of Properties to the Company and the Subsidiaries to make such representations and warranties regarding such Properties as may, in the judgment of the Advisor, be necessary and appropriate. In addition, the Advisor shall take such other action as it deems necessary or appropriate with regard to the protection of the Properties.

(b) The Advisor shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Guidelines, (ii) would adversely and materially affect the status of the Company as a REIT under the Code, (iii) would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act or (iv) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s or Subsidiary’s Governing Instruments. If the Advisor is ordered to take any such action by the Board of Directors, the Advisor shall promptly notify the Board of Directors of the Advisor’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, the Advisor, its officers, stockholders, members, Advisors, personnel, directors, any Person controlling or controlled by the Advisor and any Person providing sub-advisory services to the Advisor shall not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners, for any act or omission ordered by the Board of Directors.

(c) The Advisor shall use its best efforts at all times during the term of this Agreement to maintain “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of the Advisor under this Agreement with respect to assets similar to the assets of the Company and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers of similar assets.

(d) The Advisor acknowledges receipt of the Company’s Code of Conduct, which includes the Company’s insider trading policy (the “Code of Conduct”), and agrees to require the persons who provide services to the Company or any Subsidiary to comply with the Code of Conduct in the performance of such services hereunder or such comparable policies as shall in substance hold such persons to at least the standards of conduct set forth in the Code of Conduct.

(e) If at any time the Advisor shall have reason to believe that there is a conflict between its duties and obligations to the Company and its duties and obligations to any other client, the Advisor shall notify the Board of Directors immediately. In the event of any such conflict of interest, the Advisor and the Board of Directors shall negotiate in good faith regarding the establishment of appropriate policies and procedures to ensure that conflicts of interest are resolved in a manner that is fair and equitable to all parties. Without limiting the foregoing, the Advisor will implement appropriate procedures under the circumstances to ensure that the proprietary data of the Company and the Subsidiaries is protected and is neither disclosed to any third party without the Board of Director’s prior consent nor used to give any party an improper competitive advantage.

Section 8. Compensation. (a) During the Initial Term and any Renewal Term (each as defined below), the Company shall pay the Advisor (i) the Advisory Fee in arrears commencing with the end of the month in which this Agreement was executed (with such initial payment pro-rated based on the number of days during such month that this Agreement was in effect) and (ii) the Acquisition Fees. The Advisory Fee and the Acquisition Fee shall be payable in arrears in cash; provided that up to one-third of any Acquisition Fee may be paid in the form of Common Stock at the discretion of the Board of Directors based upon the average of the volume weighted sales prices per share of the Common Stock as reported by Bloomberg Financial Markets for the five (5) consecutive full trading days in which such shares are traded on the New York Stock Exchange ending on the second trading day, prior to, but not including, the last day of the applicable month with respect to which such installment is payable.

(b) The Advisor shall compute each installment of the Advisory Fee and the Acquisition Fee within 30 days after the end of the month with respect to which such installment is payable. A copy of the computations made by the Advisor to calculate such installment shall thereafter, for informational purposes only, promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Advisory Fee and the Acquisition Fee shown therein shall be due and payable in cash no later than the date which is five Business Days after the date of delivery to the Board of Directors of such computations.

(c) Notwithstanding the foregoing, if the Core FFO per share of Common Stock for a full Fiscal Quarter is not equal to or greater than one and one-half percent (1.5%) for such Fiscal Quarter (six percent (6%) on an annualized basis) of the Fair Market Value of one share of Common Stock as of the Initial Public Offering (the “Core FFO Test”), then the Deferral Amount, up to a maximum of fifty percent (50%) of the Advisory Fee for such Fiscal Quarter shall be deferred until such time as the Core FFO per share of Common Stock for a full Fiscal Quarter exceeds one and one-half percent (1.5%) for such Fiscal Quarter, at which time all Deferral Amounts shall be paid. The Core FFO Test shall apply to each full Fiscal Quarter following completion of the Initial Public Offering and shall terminate upon the earlier of (i) the second (2nd) anniversary of the Initial Public Offering and (2) the Core FFO equaling or exceeding the Core FFO Test for a full Fiscal Quarter. If the Core FFO does not equal or exceed the Core FFO Test prior to the second (2nd) anniversary of the Initial Public Offering, none of the Deferral Amounts shall be paid. For the purposes of this section, “Deferral Amount” shall mean an amount equal to (1) the difference between (A) the Core FFO per share of Common Stock for a full Fiscal Quarter equal to one and one-half percent (1.5%) of the Fair Market Value as of the Initial Public Offering, minus (B) the actual Core FFO for such Fiscal Quarter per share of Common Stock multiplied by (2) the difference between (A) the number of shares of Common Stock and common units then outstanding minus (B) the number of shares of Common Stock and common units then outstanding that are held by the Second City Group.

Section 9. Expenses of the Company. (a) Excepting any such expenses that are specifically the responsibility of the Advisor as set forth herein, the Company shall reimburse the Advisor for all reasonable documented out-of-pocket costs and expenses of the Advisor incurred by the Advisor in the provision of the management and advisory services under this Agreement (collectively, the “Expenses”). For the avoidance of doubt, rent, IT services, telephone, utilities, office furniture, equipment, machinery and other office, salaries, bonuses, internal and overhead expenses of the Advisor and its Affiliates shall be at the sole cost and expense of the Advisor and shall not be subject to reimbursement. The Advisor agrees to act prudently to manage the Expenses.

(b) Notwithstanding anything to the contrary in this Agreement, the Advisor shall be responsible for all compensation paid by the Advisor to its personnel, including those serving as officers of the Company and any directors of the Company who are also directors, officers, employees or agents of the Advisor and its Affiliates), including without limitation, salaries, bonus and other wages, payroll, taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel. The Advisor shall also be responsible for payments of all fees under the Administration Agreement and the parties agree that such fees shall not constitute Expenses subject to reimbursement from the Company hereunder.

(c) Simultaneously with the closing of the Initial Public Offering and the effectiveness of this Agreement, the Company shall issue to the Advisor an equity grant under the Company’s equity incentive plan (an “Equity Grant”) representing a number of shares of Common Stock equal to 3.0% of the total shares of Common Stock and common units issued at the completion of the Initial Public Offering (exclusive of any shares issued or issuable pursuant to the underwriters’ over-allotment option), which shares shall be subject to vesting (in three annual installments over three years subject to continued employment with our Advisor or on the earlier involuntary termination without cause of such employee) as more particularly described in the terms of the Equity Grant and related documents. On or after the first anniversary of the completion of the Initial Public Offering, the Advisor may distribute such Equity Grants to the entities and persons holding ownership interests in the Advisor pro rata in accordance with their respective ownership interests. In addition, the compensation committee of the Board of Directors may issue additional Equity Grants to the Advisor or personnel of the Advisor at its discretion following the completion of the Initial Public Offering. In establishing the total compensation package for a person who receives Equity Grants, the Advisor shall include such Equity Grants as a component of such compensation package, such that Equity Grants represent a portion of total compensation rather than additional compensation for such person. Notwithstanding the foregoing, the Company may instead provide the Equity Grants directly to the entities and persons holding ownership interests in the Advisor, as designated by and under the direction of the Advisor, solely for purposes of satisfying applicable requirements so that the shares to be issued under the Equity Grants may be registered on a United States Securities and Exchange Commission Form S-8.

(d) The Advisor may, at its option, elect not to seek reimbursement for certain expenses during a given Fiscal Quarter, which determination shall not be deemed to constitute a waiver of reimbursement for similar expenses in future periods. The Company will reimburse the Advisor for all organizational, formation and offering costs it has incurred on behalf of the Company upon consummation of the Company’s Initial Public Offering in the amount disclosed in the Registration Statement.

(e) The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 10. Calculation and Payment of Expenses. The Advisor shall prepare a statement documenting the Expenses of the Company and the Subsidiaries and the Expenses incurred by the Advisor on behalf of the Company and the Subsidiaries during each month, and shall deliver such statement to the Company within 30 days after the end of each month. Expenses incurred by the Advisor on behalf of the Company and the Subsidiaries shall be reimbursed by the Company to the Advisor on the fifth Business Day immediately following the date of delivery of such statement. The provisions of this Section 10 shall survive the expiration or earlier termination of this Agreement. All obligations of the Company under this Agreement to pay the Advisory Fee, the Acquisition Fee, any other fees, reimbursements, indemnities or other amounts to the Advisor shall be paid by the Operating Partnership.

Section 11. Limits of Advisor Responsibility; Indemnification.

(a) The Advisor assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Advisor. None of the Advisor, its officers, members, managers and personnel, any Person controlling or controlled by the Advisor and any such Person’s officers, stockholders, members, Advisors, personnel and directors, and any Person providing sub-advisory services to the Advisor will be liable to the Company or any Subsidiary, to the Board of Directors, or the Company’s or any Subsidiary’s stockholders, members or partners for any acts or omissions by any such Person, pursuant to or in accordance with this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the their respective duties under this Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. The Company and the Operating Partnership shall, to the full extent lawful, reimburse, indemnify and hold the Advisor, its officers, stockholders, directors, members and personnel, any Person controlling or controlled by the Advisor and any Person providing sub-advisory services to the Advisor with the approval of the Board of Directors, together with the managers, officers, directors and personnel of the Advisor, and their respective managers, officers, members, directors and personnel (each an “Advisor Indemnified Party”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) in respect of or arising from any acts or omissions of such Advisor Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Advisor Indemnified Party’s duties under this Agreement.

(b) The Advisor shall, to the full extent lawful, reimburse, indemnify and hold the Company, the Operating Partnership and each any Subsidiary and its directors, officers, personnel and agents, and each Person, if any, controlling or controlled by the Company, the Operating Partnership or any Subsidiary (each, a “Company Indemnified Party” and together with an Advisor Indemnified Party, the “Indemnitee”), harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees) in respect of or arising from any acts or omissions of the Advisor constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties of the Advisor under this Agreement or any claims by Advisor’s personnel relating to the terms and conditions of their employment with the Advisor.

(c) An Indemnitee will promptly notify the party against whom indemnity is claimed (the “Indemnitor”) of any claim for which it seeks indemnification; provided, however, that the failure to so notify the Indemnitor will not relieve the Indemnitor from any liability which it may have hereunder, except to the extent such failure actually and materially prejudices the Indemnitor. The Indemnitor shall have the right to assume the defense and settlement of such claim; provided, that the Indemnitor notifies the Indemnitee of its election to assume such defense and settlement within 30 days after the Indemnitee gives the Indemnitor notice of such claim. In such case, the Indemnitee will not settle or compromise such claim, and the Indemnitor will not be liable for any such settlement made without its prior written consent. If the Indemnitor is entitled to, and does, assume such defense by delivering the aforementioned notice to the Indemnitee, the Indemnitee will (i) have the right to approve the Indemnitor’s counsel (which approval will not be unreasonably withheld, delayed or conditioned), (ii) be obligated to cooperate in furnishing evidence and testimony and in any other manner in which the Indemnitor may reasonably request and (iii) be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement.

Section 12. Intellectual Property.

(a) All Intellectual Property created or developed in connection with the Advisor’s performance of this Agreement or otherwise and the Intellectual Property Rights associated therewith shall be the sole and exclusive property of the Company. The Advisor (on behalf of itself and any Affiliate) shall assign and do hereby assign to Company all Intellectual Property Rights in such Intellectual Property. For the term of this Agreement, the Company hereby grants the Advisor a non-exclusive, worldwide, fully paid up, royalty-free, non-sub-licensable, non-transferable license and right to use the Intellectual Property made in connection with the Advisor’s performance of this Agreement for the purpose of performing its services to the Company. The Advisor will, upon request of the Company, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be requested by the Company to carry out the intent of this Agreement or to otherwise perfect, record, confirm, or enforce the Company’s rights in and to the Intellectual Property.

(b) Definitions.

(i) “Intellectual Property” means all work product, documents, code, works of authorship, programs, manuals, developments, processes, formulae, data, specifications, fixtures, tooling, equipment, supplies, processes, inventions, discoveries, improvements, trade secrets, and know-how or similar rights.

(ii) “Intellectual Property Rights” means the worldwide right, title, and interest in any Intellectual Property and any goodwill appurtenant thereto, including, without limitation, all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, inventions, priority rights, patent rights, patents, and any other rights or protections in connection therewith or related thereto.

Section 13. No Joint Venture. Nothing in this Agreement shall be construed to make the Company (or any Subsidiary) and the Advisor partners or joint venturers or impose any liability as such on either of them.

Section 14. Term; Renewal.

(a) This Agreement shall be in effect, unless sooner terminated, until the fourth anniversary of the Effective Date (the “Initial Term”) and shall be automatically renewed for successive one-year terms (each, a “Renewal Term”) upon the expiration of the Initial Term and upon the expiration of each Renewal Term unless the Board of Directors or the Advisor elects not to renew.

(b) If the Company elects not to renew this Agreement at the expiration of the Initial Term or any Renewal Term as set forth above, the Company shall deliver to the Advisor written notice the Company’s intention not to renew this Agreement not less than 90 days prior to the expiration of the then-existing term. If the Company so elects not to renew this Agreement, this Agreement shall terminate effective of the expiration date of the Initial Term or the then-current Renewal Term, as the case may be. The Company is not required to pay to the Advisor the Termination Fee if the Company terminates this Agreement pursuant to this Section 14(b).

(c) No later than 180 days prior to the expiration of the then-existing term of this Agreement, the Advisor may deliver written notice to the Company informing it of the Advisor’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the expiration date of the Initial Term or the then-current Renewal Term, as the case may be. The Company is not required to pay to the Advisor the Termination Fee if the Advisor terminates this Agreement pursuant to this Section 14(c).

(d) If this Agreement is terminated pursuant to Section 14 or Section 16 of this Agreement, such termination shall be without any further liability or obligation of either party to the other, except as provided in Sections 6, 9, 10, 16, 17 and 18 of this Agreement. In addition, Sections 11, 12, 22 and 19 of this Agreement shall survive termination of this Agreement.

Section 15. Assignment.

(a) Except as set forth in Section 15(b) of this Agreement, this Agreement shall terminate automatically in the event of its “assignment” (as defined under the Advisers Act), in whole or in part, by the Advisor, unless such assignment is consented to in writing by the Company with the consent of a majority of the Independent Directors. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Advisor is bound, and the Advisor shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Advisor. This Agreement shall not be assigned by the Company without the prior written consent of the Advisor, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or similar transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

(b) Notwithstanding the foregoing, the Advisor may (i) assign this Agreement to an Affiliate that is a successor to the Advisor solely by reason of a restructuring or other internal reorganization among the Advisor and any one or more of its Affiliates without the consent of the majority of the Independent Directors and (ii) delegate to one or more of its Affiliates the performance of any of its responsibilities hereunder without the consent of the majority of the Independent Directors so long as it remains liable for any such Affiliate’s performance, in each case so long as such assignment or delegation does not require the Company’s consent under the Advisers Act. Nothing contained in this Agreement shall preclude the Advisor’s pledge, hypothecation or other transfer of any amounts payable to the Advisor under this Agreement.

Section 16. Termination for Cause.

(a) The Company shall have the right to terminate this Agreement effective upon 30 days’ prior written notice to the Advisor, without payment of any Termination Fee or other fees (other than those accrued to the date of termination), as a result of:

(i) an Event of Default by the Advisor (upon the affirmative vote of two-thirds of the Independent Directors or vote of holders of a majority of the Company’s outstanding common stock);

(ii) a Change of Control of the Advisor (other than internal transfers among the Principals) (upon the affirmative vote of a majority of the Independent Directors); or

(iii) the election of the Board of Directors (i) in accordance with Section 14 hereof or (ii) the occurrence of an Internalization Event.

(b) The Company shall have the right to terminate this Agreement effective upon 30 days’ prior written notice of termination from the Board of Directors to the Advisor as a result of a Change of Control of the Company, but shall be required to pay to the Advisor the Termination Fee; provided, however, that the election to terminate and notification thereof to the Advisor must be made within 90 days of such Change of Control or the Company’s right to terminate under this Section 16(b) shall expire.

(c) The Advisor shall have the right to terminate this Agreement effective upon 60 days’ prior written notice by the Advisor to the Board of Directors, and the Company shall be required to pay to the Advisor the Termination Fee, in the event (i) that the Company shall default in the performance or observance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof from the Advisor to the Board of Directors specifying such default and requesting that the same be remedied within such 30-day period, or (ii) of a Change of Control of the Company; provided, however, that the election to terminate the notification thereof to the Company must be made within 90 days of such Change of Control or the Advisor’s right to terminate under this Section 16(c) shall expire.

(d) The Advisor shall have the right to terminate this Agreement, without payment of any Termination Fee to the Advisor, in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event.

(e) If any of the events specified in Section 16(a)(i) or (ii) or Section 16(c) occurs, the Advisor shall give prompt written notice thereof to the Board of Directors. If any of the events specified in Section 16(a)(ii) or Section 16(b) occurs, the Company shall give prompt written notice thereof to the Advisor.

Section 17. Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Section 14 or Section 16 of this Agreement, the Advisor shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 16(b) or Section 16(c), the applicable Termination Fee. Upon such termination, the Advisor shall forthwith:

(a) after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;

(b) deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company or a Subsidiary; and

(c) deliver to the Board of Directors all property and documents of the Company or any Subsidiary then in the custody of the Advisor.

Section 18. Release of Money or Other Property Upon Written Request. The Advisor agrees that any money or other property of the Company or any Subsidiary held by the Advisor under this Agreement shall be held by the Advisor as custodian for the Company or such Subsidiary, and the Advisor’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Advisor of a written request signed by a duly authorized officer or director of the Company requesting the Advisor to release to the Company or any Subsidiary any money or other property then held by the Advisor for the account of the Company or any Subsidiary under this Agreement, the Advisor shall release such money or other property to the Company or such Subsidiary, but in no event later than 10 days following such request. The Advisor shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or a Subsidiary’s stockholders, members or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or any Subsidiary in accordance with the second sentence of this Section 18. The Company and any Subsidiary shall indemnify the Advisor and the other Advisor Indemnified Parties against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Advisor’s release of such money or other property to the Company or such Subsidiary in accordance with the terms of this Section 18. Indemnification pursuant to this provision shall be in addition to any right of the Advisor or any such other Advisor Indemnified Party to indemnification under Section 11 of this Agreement.

Section 19. Representations and Warranties.

(a) The Company and Operating Partnership hereby represent and warrant to the Advisor as follows:

(i) The Company is duly incorporated, validly existing and in good standing under the laws of the State of Maryland, has the corporate power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and the Subsidiaries, taken as a whole.

(ii) The Operating Partnership is duly formed, validly existing and in good standing under the laws of the State of Maryland, has the partnership power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company and the Subsidiaries, taken as a whole.

(iii) Each of the Company and the Operating Partnership has the corporate or partnership power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders, partners and creditors of the Company or the Operating Partnership, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company or the Operating Partnership in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company or general partner of the Operating Partnership, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company and the Operating Partnership enforceable against the Company and the Operating Partnership in accordance with its terms.

(iv) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company or the Operating Partnership, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company or the Operating Partnership, or the Governing Instruments of, or any securities issued by the Company or the Operating Partnership or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company or the Operating Partnership is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and the Subsidiaries, taken as a whole, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

(b) The Advisor hereby represents and warrants to the Company and the Operating Partnership as follows:

(i) The Advisor is duly incorporated, validly existing and in good standing under the laws of the province of British Columbia, has the corporate power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Advisor.

(ii) The Advisor has the corporate power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders or creditors of the Advisor, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Advisor, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Advisor enforceable against the Advisor in accordance with its terms.

(iii) The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Advisor, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Advisor, or the Governing Instruments of, or any securities issued by, the Advisor or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Advisor is a party or by which the Advisor or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Advisor, and will not result in, or require, the creation or imposition of any lien on any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.

Section 20. Non-Solicitation; Non-Competition; Preferential Acquisition Rights; Restrictions on Leasing.

(a) Each of the Second City Group, the Advisor, their respective Affiliates, and the Principals, in their individual capacities (each a “Bound Party” and collectively, the “Bound Parties”), agree that during the term of the Agreement, the Bound Parties shall not, individually or collectively, without the prior approval of the majority of the Independent Directors:

(i) create or manage another entity (A) which is publicly traded on an exchange or (B) which is not publicly traded on an exchange, but which entity’s securities are registered, and in the case of (A) and (B) which entity’s principal investment strategy focuses on the ownership of Suitable Properties or where 50% or more of such entity’s assets are comprised of Suitable Properties. For the avoidance of doubt, any Bound Party shall be permitted to manage any entity the principal investment strategy of which focuses on the ownership of Suitable Properties or manage an entity where 50% or more of such entity’s assets are comprised of Suitable Properties so long as (x) such entity is neither publicly traded on an exchange nor has registered securities, and (y) the Bound Party managing such entity complies with the provisions of Section 20(b) below;

(ii) invest in, purchase or finance the purchase of any assets directly or through an entity in which a Bound Party has a management role that constitute Suitable Properties and meet the Guidelines, except in accordance with the provisions of Section 20(b); and

(iii) solicit tenants and employees away from the Company or its facilities, except in accordance with the provisions of Section 20(c);

(b) (i) During the term of this Agreement, the Company shall have a right of first opportunity to purchase any property or interest in a property that is a Suitable Property (whether within or outside the Company’s target market) identified and being considered for potential acquisition by any Bound Party (each, an “Offered Investment”); provided, however, that for the avoidance of doubt, the following shall not be deemed to be Offered Investments: (A) properties that are geographically adjacent to properties currently owned by the Second City Group or one of its Affiliates, and (B) investments in which pre-existing contractual obligations to Joint Venture partners prohibit offering a right of first opportunity to purchase to the Company. The Advisor shall notify the Board of Directors in writing when a Bound Party is considering the acquisition of a Suitable Property, which notification shall include the material transaction terms (including the contemplated purchase price). The Company shall have a period of 30 days from the date of receipt of such notice (or such lesser period as may be available under the circumstances from the vendors of the Offered Investment, which shall be specified in the Advisor’s notice) to elect to acquire the Offered Investment on the terms set forth therein. At the time that the Advisor presents the Offered Investment to the Company, the Advisor shall also provide its recommendation regarding whether the Offered Investment would be a suitable investment for the Company in light of the Guidelines, its operating policies and other relevant investment considerations, and with an outline of all of the material terms and conditions of the Offered Investment then known to the Advisor, including relevant summary financial and property information.

(ii) The Independent Directors may elect to acquire an Offered Investment on behalf of the Company, in which event the Advisor shall promptly and diligently undertake to cause the Company to complete such acquisition. If the Independent Directors do not elect to direct the Advisor to acquire the Offered Investment during the relevant period referenced in Section 20(b)(i) above or expressly decline to acquire the Offered Investment, then (A) subject to clause (B) below, the Company shall be deemed to have conclusively waived any further rights with respect of the Offered Investment and (B) the relevant Bound Party shall have the right to acquire the Offered Investment for a purchase price not less than 95% of the price offered to the Company and on the same terms and conditions. In the event that the purchase price is less than 95% of the purchase price offered to the Company or the acquisition terms become, in the reasonable judgment of the Independent Directors, materially different than those presented to the Company, then the Company shall have a period of 5 Business Days from receipt of notice from the relevant Bound Party (or such lesser period as may be available, under the circumstances, from the vendors of the Offered Investment, as specified in such notice) to elect to acquire the Offered Investment at such purchase price and on such terms and conditions.

(c) (i) During the term of the Agreement, the Bound Parties agree to not actively approach or solicit, directly or indirectly, any tenant that currently occupies space at any property in which the Company has an ownership interest (a “City Office Property”) for the purpose of engaging in discussions relating to the negotiation of any lease of a property managed or owned by any Bound Party (a “Managed Property”). Notwithstanding the foregoing, in the event that a tenant of a City Office Property hires a third-party leasing broker to solicit proposals for a new lease and the Advisor or a Bound Party is contacted by such broker in relation to a Managed Property, the Advisor or such Bound Party shall promptly notify the Independent Directors of such proposal, following which the Company shall be entitled to respond to such proposal or sign a lease with such tenant for a Managed Property.

(ii) In the event that any current or prospective tenant (a “Tenant”) of a City Office Property shall approach the Advisor or any Bound Party for the purposes of engaging in discussions relating to the negotiation of any lease at a Managed Property that is within a radius of three miles of any City Office Property, the Advisor or such Bound Party shall be obligated to (i) notify the Independent Directors and keep them apprised of the status of negotiations with the Tenant and (ii) use its commercially reasonable efforts to provide the Company with the opportunity to make a proposal to the Tenant to lease space in a City Office Property. The Advisor or such Bound Party will not be required to take any such action if it is prohibited from doing so by confidentiality obligations explicitly required by the Tenant or its representatives; provided, however, that the Advisor or such Bound Party will use its commercially reasonable efforts to cause the Tenant to waive any such confidentiality restrictions as it relates specifically to notifying the Independent Directors and allowing the Company to make a proposal to the Tenant.

(iii) In the event that the Tenant signs a lease in respect of a Managed Property, the Advisor or such Bound Party shall provide to the Company on a confidential basis, if requested by the Independent Directors, the compensation committee of the Board of Directors or the nominating and corporate governance committee of the Board of Directors, an executed copy of such lease (where the Advisor or such Bound Party, acting reasonably, is not prohibited from doing so by confidentiality obligations explicitly required by the Tenant or its representatives).

(d) The Company shall not purchase any Property from any Bound Party unless the transaction is approved in advance by the majority of the Company’s stockholders so voting (other than the Principals or the Advisor or Affiliates of the Advisor).

(e) Nothing in this Agreement shall in any way bind or restrict any Bound Party or its officers, directors, employees or personnel from buying, selling or trading any securities or investments for their own accounts or for the account of others for whom such Bound Party (other than the Advisor), officers, directors, employees or personnel may be acting.

(f) The provisions of this Section 20 shall remain in effect during the term of this Agreement; provided, however, that in the case of a termination of this Agreement by reason of an Event of Default of the Advisor, the provisions of this Section 20 will remain in effect for an additional 12 months following the effective date of termination of this Agreement.

Section 21. Notices. Unless expressly provided otherwise in this Agreement, all notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier, (iii) delivery by facsimile transmission or electronic mail with telephonic confirmation or (iv) delivery by registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

(a)	If to the Company:

c/o City Office REIT, Inc. 1075 West Georgia Street, Suite 2600 Vancouver, British Columbia V6E 3C9 Canada Facsimile: 604-661-4873 Email: tmaretic@secondcitycapital.com Attention: Anthony Maretic with a copy to: Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Facsimile: 646-848-7325 Email: sgiove@shearman.com Attention: Stephen T. Giove

(b)

If to the Advisor:

c/o City Office Real Estate Management Inc.

1075 West Georgia Street, Suite 2600

Vancouver, British Columbia V6E 3C9

Canada

Facsimile: 604-661-4873

Email: tmaretic@secondcitycapital.com

Attention: Anthony Maretic

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

Facsimile: 646-848-7325

Email: sgiove@shearman.com

Attention: Stephen T. Giove

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 21 for the giving of notice.

Section 22. Binding Nature of Agreement; Successors and Assigns; Survival. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement. All of the representations and warranties made in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive execution and delivery of this Agreement.

Section 23. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement. This Agreement may not be modified or amended other than by an agreement in writing signed by the parties hereto.

Section 24. GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY

HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) shall be instituted in (i) the federal courts of the United States of America located in the City and County of New York, Borough of Manhattan or (ii) the courts of the State of New York located in the City and County of New York, Borough of Manhattan (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for proceedings instituted in regard to the enforcement of a judgment of any such court (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit, action or other proceeding brought in any such court has been brought in an inconvenient forum. Each party not located in the United States irrevocably appoints CT Corporation System as its agent to receive service of process or other legal summons for purposes of any such suit, action or proceeding that may be instituted in any state or federal court in the City and County of New York. With respect to any Related Proceeding, each party irrevocably waives, to the fullest extent permitted by applicable law, all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in the Specified Courts, and with respect to any Related Judgment, each party waives any such immunity in the Specified Courts or any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded any such immunity at or in respect of any such Related Proceeding or Related Judgment, including, without limitation, any immunity pursuant to the United States Foreign Sovereign Immunities Act of 1976, as amended.

Section 25. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision hereunder shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

Section 26. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed part of this Agreement.

Section 27. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 28. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 29. Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

CITY OFFICE REIT, INC.,
a Maryland corporation

By:	/s/ James Farrar
Name: James Farrar
Title:

CITY OFFICE REIT OPERATING PARTNERSHIP, L.P., a Maryland limited partnership

By:	City Office REIT, Inc.,
its Sole General Partner

By:	/s/ James Farrar
Name: James Farrar
Title:

CITY OFFICE REAL ESTATE MANAGEMENT, INC. a British Columbia corporation

By:	/s/ James Farrar
Name: James Farrar
Title:

LIMITED JOINDER

IN WITNESS WHEREOF, each of the undersigned executes this Agreement as of the date first written above and acknowledges that it agrees to be bound by the Agreement with respect to Section 20 only:

SECOND CITY CAPITAL PARTNERS II, LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	Second City General Partner II, Limited Partnership,
its Sole General Partner

By:	Second City General Partner II, Inc.,
its Sole General Partner

By:	/s/ James Farrar
Name: James Farrar
Title:

SECOND CITY GENERAL PARTNER II, LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Second City General Partner II, Inc.,
its Sole General Partner

By:	/s/ James Farrar
Name: James Farrar
Title:

CIO OP LIMITED PARTNERSHIP, a Delaware limited partnership

By:	/s/ James Farrar
Name: James Farrar
Title:

[Signatures continue on the next page.]

CIO REIT STOCK LIMITED PARTNERSHIP, a Delaware limited partnership

By:	/s/ Ryan Chan
Name: Ryan Chan
Title: Chief Financial Officer

GIBRALT US, INC., a Colorado corporation

By:	/s/ Ryan Chan
Name: Ryan Chan
Title: Chief Financial Officer

GCC AMBERGLEN INVESTMENTS LP, an Oregon limited partnership

By:	GCC Oregon Amberglen LLC, its Sole General Partner

By:	/s/ Ryan Chan
Name: Ryan Chan
Title: Chief Financial Officer

[Signatures continue on the next page.]

JAMES FARRAR, an individual

By:	/s/ James Farrar

ANTHONY MARETIC, an individual

By:	/s/ Anthony Maretic

GREGORY TYLEE, an individual

By:	/s/ Gregory Tylee

SAMUEL BELZBERG, an individual

By:	/s/ Samuel Belzberg

Exhibit A

Investment Guidelines

•	No investment shall be made that would cause the Company to fail to qualify as a REIT for U.S. federal income tax purposes; and

•	No investment shall be made that would cause the Company or any Subsidiary to be required to register as an investment company under the Investment Company Act.

•	Investments shall be in accordance with the disclosure in the Registration Statement.

•	Until appropriate investments can be identified, the Company may invest available cash in interest-bearing and short-term investments, that are consistent with (i) the Company’s intention to qualify as a REIT, and (ii) the Company’s and each Subsidiary’s exemption from “investment company” status under the Investment Company Act.

Exh. A